UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  October 7, 2009

LAZARE KAPLAN INTERNATIONAL INC.
(Exact name of registrant as specified in its charter)

Delaware	1-7848	13-2728690
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation or organization)	File Number)	Identification No.)

19 West 44th Street, New York, New York	10036
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code      (212) 972-9700

Not Applicable

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8−K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

Lazare Kaplan International Inc. (the “Company”) submitted a plan (the “Plan”) to NYSE AMEX LLC (the “Exchange”) on October 7, 2009, which outlines the Company’s plan to regain compliance with the Exchange’s continued listing requirements. The Exchange has not as of yet provided the Company with a time table for its formal response to the Plan, and the Plan’s acceptance is at the discretion of the Exchange. If the Plan is accepted, the Company expects that it will be subject to periodic review by the Exchange to determine whether it is making progress consistent with the Plan.

The Company previously announced that it will delay filing its Annual Report on Form 10-K (the “Form 10-K”) for the fiscal year ended May 31, 2009, in order to resolve (a) a material uncertainty concerning the collectability and recovery of certain assets and (b) the Company’s potential obligations under certain lines of credit and a guaranty (all of which, the “Material Uncertainties”). The Company is working diligently to resolve the Material Uncertainties and address the Company’s noncompliance with relevant Exchange rules as expeditiously as possible. The Company believes that the Plan provides a reasonable basis upon which the Material Uncertainties can be resolved in a timely manner so that the Company would be in a position to file the Form 10-K prior to December 15, 2009.

Although the Company is committed to working with the Exchange to find a way to regain compliance, the Company intends to take steps to trade on the over-the-counter market should Exchange approval of the Plan not be forthcoming.

A copy of a press release relating to the foregoing is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

99.1	Press Release dated October 8, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LAZARE KAPLAN INTERNATIONAL INC.

Date: October 8, 2009	By:	/s/ William H. Moryto
William H. Moryto,
Vice President and Chief Financial Officer